Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(864) 240-6208

Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES
QUARTERLY CASH DIVIDENDS ON COMMON AND PREFERRED STOCK AND SHARE REPURCHASE PROGRAM

GREENVILLE, SC, November 5, 2020 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”), reported that its Board of Directors approved a quarterly cash dividend of $0.18 per share on the Company’s common stock. The dividend is payable January 5, 2021 to shareholders of record as of December 15, 2020.

The Board of Directors also approved a quarterly cash dividend of $429.6875 per share (equivalent to $0.4296875 per depositary share or 1/1000th interest per share) on the Company’s 6.875% Non-Cumulative Perpetual Preferred Stock, Series I (NASDAQ: UCBIO). The dividend is payable December 15, 2020 to shareholders of record on November 30, 2020.

In addition, the Board of Directors authorized an increase in the Company’s share repurchase program to $50 million of its outstanding common shares and extended the expiration of the authorization to December 31, 2021. The shares may be repurchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws, and the program may be modified, suspended or discontinued at any time without notice. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of United’s stock, general market and economic conditions, and applicable legal requirements.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) (United) is a bank holding company headquartered in Blairsville, Georgia, with executive offices in Greenville, South Carolina. United is one of the largest full-service financial institutions in the Southeast, with $17.2 billion in assets, and 163 offices in Florida, Georgia, North Carolina, South Carolina and Tennessee. United Community Bank, United’s wholly-owned bank subsidiary, specializes in personalized community banking services for individuals, small businesses and companies throughout its geographic footprint, including Florida under the brand Seaside Bank and Trust. Services include a full range of consumer and commercial banking products, including mortgage, advisory, treasury management, and wealth management. Respected national research firms consistently recognize United for outstanding customer service. In 2020, J.D. Power ranked United highest in customer satisfaction with retail banking in the Southeast, marking six out of the last seven years United earned the coveted award. United was also named "Best Banks to Work For" by American Banker in 2020 for the fourth year in a row based on employee satisfaction. Forbes included United in its inaugural list of the World’s Best Banks in 2019 and again in 2020. Forbes also recognized United on its 2020 list of the 100 Best Banks in America for the seventh consecutive year. United also received five Greenwich Excellence Awards in 2019 for excellence in Small Business Banking and Middle Market Banking, including a national award for Overall Satisfaction in Small Business Banking. Additional information about United can be found at www.ucbi.com.